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                                                                    Exhibit 99.2

                            SELLING DEALER AGREEMENT
                          WITH ANTHEM SECURITIES, INC.


TO:

RE:   LEASE EQUITY APPRECIATION FUND I, L.P.

Ladies and Gentlemen:

   Lease Equity Appreciation Fund I, L.P. (the "Partnership") is offering units of limited partnership interest (the "Units"). The Units and the offering are
described in the enclosed Prospectus dated    o  , 2002 (the "Prospectus").
Prospectuses relating to the Units have been furnished to you with this Agreement.

   Our firm, Anthem Securities, Inc. (the "Dealer-Manager"), has entered into a Dealer-Manager Agreement with the Partnership for sales of the Units, a copy of which has been furnished to you and is incorporated in this Agreement by this reference. Pursuant to the Dealer-Manager Agreement, the Dealer-Manager has been authorized to select certain members (the "Selling Dealers") in good standing of the National Association of Securities Dealers, Inc. (the "NASD") to participate in the offering of the Units on a "best efforts" basis.

   You are invited to become one of the Selling Dealers, on a non-exclusive basis. By your acceptance below you will have agreed to act in that capacity and to use your best efforts, in accordance with the following terms and conditions, to solicit subscriptions for the Units in all jurisdictions in which you are registered as a broker-dealer in good standing except for those set forth on Schedule A hereto.

1. Representations, Warranties and Covenants of Selling Dealer. You represent, warrant and covenant to the Dealer-Manager that:

     (a) You are a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of your formation and are duly qualified to do business and in good standing under the laws of any jurisdiction in which your ownership of property or conduct of business requires you to be so qualified. You have all requisite power and authority to enter into this Agreement and to carry out your obligations under this Agreement.

     (b) This Agreement when executed by you will be duly authorized, executed and delivered by you and will be a valid and binding agreement on your part and enforceable in accordance with its terms except as may be limited by the effect of bankruptcy, insolvency, moratorium, preferential or fraudulent conveyance or other similar laws or equitable principles relating to or affecting the rights of creditors generally, by general principles of equity, and by public policy relating to claims for indemnification for securities laws violations.

     (c) The consummation of the transactions contemplated by this Agreement and the Prospectus will not result in any breach of any of the terms or conditions of, or constitute a default under, your organizational documents, bylaws, any indenture, agreement or other instrument to which you are a party or by which you are bound, or violate any order applicable to you of any court, regulatory body or administrative agency having jurisdiction over you.

     (d) You are duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and you are a member in good standing of the NASD. You are duly registered as a broker-dealer in the jurisdictions where you are required to be registered in order to carry out your obligations as contemplated by this Agreement and the Prospectus. You agree to maintain all the foregoing registrations in good standing throughout the term of the offer and sale of the Units and you agree to comply with all statutes and other requirements applicable to you as a broker-dealer under those registrations.

     (e) You will comply with all the provisions of the Securities Act of 1933, as amended (the "1933 Act"), insofar as the 1933 Act applies to your activities under this Agreement. Further, you will not

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     engage in any activity which would cause the offer and/or sale of the
     Units not to comply with the 1933 Act, the 1934 Act, applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), applicable state securities laws and regulations, this Agreement or the NASD Conduct Rules.

     (f) You have received copies of the Prospectus and you have relied only on the statements contained in the Prospectus and not on any other statements whatsoever, either written or oral, with respect to the Partnership, the Units or the offering.

     (g) You agree that you shall not place any advertisement or other solicitation with respect to the Units (including, without limitation, any material for use in any newspaper, magazine, radio or television commercial, telephone recording, motion picture, or other public media) without the prior written approval of the Partnership, and without the prior filing with and review of the form and content thereof by the Commission, the NASD and the securities authorities of the states where such advertisement or solicitation is to be circulated. Any such advertisements or solicitations shall be at your expense.

     (h) If a supplement or amendment to the Prospectus (each, a "Supplement") is prepared and delivered to you by the Partnership or the Dealer-Manager, you agree to distribute such Supplement to every person who has previously received a copy of the Prospectus from you and you further agree to include such Supplement or Amendment in all future deliveries of any Prospectus.

     (i) In connection with any offer or sale of the Units, you agree (i) to comply in all respects with restrictions and procedures set forth in the Prospectus and the Partnership's Amended and Restated Agreement of Limited Partnership, a copy of which is an appendix to the Prospectus (the "Partnership Agreement"), (ii) not to make any statement inconsistent with the statements in the Prospectus or the Partnership Agreement, (iii) not to provide any written information, statements or sales literature other than the Prospectus and such other material as shall be provided to you by the Partnership or specifically authorized in writing by the Partnership, and (iv) not to make any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading in connection with the Partnership, the Units or the offering.

     (j) Prior to the sale of any of the Units and in accordance with Rules 2810(b)(2) and (3) of the NASD Conduct Rules you shall have reasonable grounds to believe that a purchase of the Units is a suitable and appropriate investment for each subscriber. In making this determination, you shall ascertain that the subscriber:

          (i) meets the minimum income and net worth standards set forth in the Prospectus;

          (ii) can reasonably benefit from an investment in the Units based on the subscriber's overall investment objectives and portfolio structure;

          (iii) is able to bear the economic risk of an investment in the Units based on the subscriber's overall financial situation; and

          (iv) has apparent understanding of the fundamental risks of an investment in the Units; the risk that the subscriber may lose his or her entire investment; the lack of liquidity of the Units; the restrictions on transferability of the Units; the background and qualifications of the General Partner and the persons responsible for managing the Partnership; and tax consequences of an investment in the Units.

     You and the Selling Dealers shall maintain records on the information used to determine that the investment in the Units is suitable and appropriate for each subscriber, and shall maintain these records for at least six years after the Offering Termination Date, as such term is defined in the Dealer-Manager Agreement.

     (k) You agree to use your best efforts in the solicitation and sale of the Units, including ensuring that the prospective purchasers properly execute the subscription agreement, a form of which is an exhibit to the Prospectus (the "Subscription Agreement"), together with any additional forms provided in any

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     Supplement or otherwise provided to you by the Partnership or the Dealer-
     Manager to be completed by prospective purchasers.

     You acknowledge and agree that the Partnership shall have the right to reject any subscription at any time for any reason without liability to it. Investor funds and executed Subscription Agreements shall be transmitted as set forth in Section 11 of this Agreement.

     (l) Your representations and warranties made in this Agreement are and will be true and correct at each applicable closing on Unit sales and you will have fulfilled all your obligations under this Agreement at the applicable closing date.

2.   Commissions.

     (a) Subject to the receipt of the minimum subscription proceeds as described in the Dealer-Manager Agreement (the "Minimum Subscription Amount"), the restrictions with respect to sales to Iowa and Pennsylvania residents described in the Dealer-Manager Agreement, and the exceptions for sales to LEAF Asset Management Inc., the general partner of the Partnership (the "General Partner"), its officers, directors and Affiliates (as such term is defined in the Partnership Agreement), Selling Dealers and their registered representatives and principals, the Dealer-Manager is entitled to receive from the Partnership, a commission (the "Sales Commission") of 8% of the purchase price of each subscription obtained by the Dealer-Manager or the Selling Dealers and accepted and closed on by the Partnership. In addition, and subject to the above conditions and qualifications, the General Partner has undertaken to pay (from its Organization and Offering Expense Allowance, as such term is defined in the Partnership Agreement) an amount equal to the Selling Dealers' bona fide accountable due diligence expenses per Unit to a maximum of 1/2 of 1% of the purchase price of each subscription obtained by the Dealer-Manager or the Selling Dealers and accepted and closed on by the Partnership (the "Due Diligence Reimbursement").

     Subject to the terms and conditions set forth in this Agreement, including the Dealer-Manager's receipt from you of the documentation required of you in Section 1 of this Agreement, and to the exceptions and conditions set forth in the first paragraph of this Section 2(a), the Dealer-Manager (i) agrees to pay you the Sales Commission and (ii) agrees to use its best efforts to cause the General Partner to pay you the Due Diligence Reimbursement, in each case with respect to those subscriptions sold by you and accepted and closed on by the Partnership, within seven business days after the Dealer-Manager has received the Sales Commissions and Due Diligence Reimbursement on the subscriptions.

     (b) Notwithstanding anything in this Agreement to the contrary, you agree to waive payment of your Sales Commissions and Due Diligence
     Reimbursement until the Dealer-Manager (or, in the case of the Due Diligence Reimbursement, the General Partner) receives the related amounts owed to it pursuant to the Dealer-Manager Agreement (or, in the case of the Due Diligence Reimbursement, the Partnership Agreement), and further agree that the Dealer-Manager's or General Partner's liability for such amounts is limited solely to the proceeds of the related amounts owed to and received by it under the Dealer-Manager Agreement or Partnership Agreement.

     (c) If the Partnership does not receive the Minimum Subscription Amount, nothing will be payable to you and all funds advanced by subscribers will be returned to them with interest earned, if any.

3. State Securities Registration. The Partnership may elect not to qualify or register Units in any state in which it deems such qualification or registration is not warranted for any reason in its sole discretion. The Dealer-Manager shall advise you as to the jurisdictions in which the Units have been qualified for sale or in which they are exempt from qualification. Notwithstanding the foregoing, the Dealer-Manager, the Partnership and the General Partner have not assumed and will not assume any obligation or responsibility with respect to your right to act as a broker or dealer with respect to the Units in any jurisdiction.

4. Expenses of Sale. Except as otherwise specifically set forth in this Agreement, the expenses in connection with the offer and sale of the Units shall be payable as set forth below.


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     (a)  The Dealer-Manager shall pay all expenses incident to the performance of its obligations under this Agreement, including the fees and expenses of its attorneys and accountants, even if the offering is not successfully completed.

     (b) You shall pay all expenses incident to the performance of your obligations under this Agreement, including the fees and expenses of your own counsel and accountants, even if this offering is not successfully completed.

5. Conditions of Your Duties. Your obligations under this Agreement, as of the date of this Agreement and at each applicable closing date, shall be subject to the performance by the Dealer-Manager of its obligations under this Agreement and to the performance by the Partnership of its obligations under the Dealer-Manager Agreement.

6. Conditions of Dealer-Manager's Duties. The Dealer-Manager's obligations under this Agreement, including the duty to pay compensation as set forth in Section 2, shall be subject to the accuracy, as of the date of this Agreement and at each applicable closing date (as if made at such closing date) of your representations and warranties made in this Agreement, and to the performance by you of your obligations under this Agreement, and to receipt by the Dealer-Manager, at or before the applicable closing date, of a fully executed Subscription Agreement for each purchaser.

7.   Indemnification.

     (a) You agree to indemnify, defend and hold harmless the Dealer-Manager and any person who controls the Dealer-Manager within the meaning of
     Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any and all losses, claims, damages, liabilities and expenses (including but not limited to reasonable attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) ("Losses") which the indemnified party or parties may incur under federal or state law, or otherwise, arising out of or based upon any breach by you of any of your representations, warranties, covenants, duties or obligations contained herein.

     (b) If any action, suit or proceeding shall be brought against any indemnified party in respect of which indemnity may be sought pursuant to
     Section 7(a), such indemnified party shall promptly notify you in writing, and you may elect to assume the defense thereof, including the employment of counsel (which counsel shall be reasonably acceptable to such indemnified party) and payment of all reasonable fees and expenses. The failure or delay by an indemnified party to notify you shall not relieve you from liability which you may have to an indemnified party unless such failure or delay materially prejudices your ability to defend such action, suit or proceeding on behalf of such indemnified party. Such indemnified party shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) you have agreed in writing to pay such fees and expenses, (ii) you have failed to assume the defense or employ counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both such indemnified party and you, and such indemnified party shall have been advised by its counsel that representation of such indemnified party and you by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between it and you (in which case you shall not have the right to assume the defense of such action, suit or proceeding on behalf of such indemnified party) or that there may be legal defenses available to such indemnified party that are different from or in addition to those available to you. It is understood, however, that you shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties not having actual or potential differing interests with you or among themselves, which firm shall be designated in writing by the indemnified party or parties, and that all such fees and expenses shall be

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     reimbursed as they are incurred. You shall not be liable for any settlement of any such action, suit or proceeding effected without your written consent (which consent shall not be unreasonably withheld), but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, suit or proceeding, you agree to indemnify and hold harmless any Underwriter Indemnified Party, to the extent provided in the preceding paragraph, from and against any Loss by reason of such settlement or judgment.

     (c) The Dealer-Manager agrees to indemnify, defend and hold harmless you and any person who controls you, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from you with respect to a breach by the Dealer-Manager of its representations, warranties, covenants, duties or obligations contained herein. If any action, suit or proceeding shall be brought against an indemnified party in respect of which indemnity may be sought pursuant to this paragraph (c), such indemnified party shall have the rights and duties given to the Dealer-Manager by paragraph (b) above.

     (d) If the indemnification provided for in this Section 7 is unavailable to an indemnified party under subsections (a) or (c) of this Section 7 in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of you on the one hand and of the Dealer-Manager on the other in connection with the matters which resulted in such Losses, as well as any other relevant equitable considerations.

     (e) No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

     (f) Any Losses for which an indemnified party is entitled to indemnification or contribution under this Section 7 shall be paid by the indemnifying party to the indemnified party as such Losses are incurred.

8. Representations and Agreements to Survive Delivery. All representations, warranties and agreements of the Dealer-Manager and you in this Agreement, and the indemnification agreements contained in Section 7 of this Agreement, shall survive the delivery and execution of this Agreement, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of you or any person who controls you within the meaning of the Section 15 of the 1933 Act or
     Section 20 of the 1934 Act, or by the Dealer-Manager or any person who controls the Dealer-Manager, or any other indemnified party, and shall survive sale or any closing on the sale of the Units under this Agreement.

9. Termination. You shall have the right to terminate this Agreement, other than the indemnification provisions of Section 7, by giving written notice any time at or before a closing date:

     (a) if the Dealer-Manager shall have failed, refused, or been unable at or before such closing date, to perform any of its obligations under this Agreement; or

     (b) an event has materially and adversely affected the value of the Units.

     The Dealer-Manager may terminate this Agreement, other than the indemnification provisions of Section 7, for any reason and at any time by promptly giving written notice to you.

10. Format of Checks/Escrow Agent. Pending receipt of the Minimum Subscription Amount (subject to the additional restrictions with respect to Pennsylvania and Iowa resident as set forth in the Dealer-Manager Agreement), the Dealer-Manager and you agree that all subscribers shall be instructed to make their checks, drafts, or money orders payable solely to "Lease Equity Appreciation Fund I, L.P., Escrow Account," and you agree to comply with Rule 15c2-4 adopted under the 1934 Act.

     If you receive a check, draft, or money order not conforming to the foregoing instructions, you agree to return the check, draft, or money order directly to the subscriber not later than the end of the next

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     business day following its receipt from the subscriber. If the Dealer-
     Manager receives a check, draft, or money order not conforming to the foregoing instructions, then the Dealer-Manager shall return the check, draft, or money order to you not later than the end of the next business day following its receipt by the Dealer-Manager and you shall then return the check, draft, or money order directly to the subscriber not later than the end of the next business day following its receipt from the Dealer-Manager. Checks, drafts, or money orders received by you which conform to the foregoing instructions shall be transmitted by you as provided by under Section 11.

     You agree that you are bound by the terms of the escrow agreement, a copy of which is attached to the Dealer-Manager Agreement as Exhibit "A" (the "Escrow Agreement").

11. Transmittal Procedures. You shall transmit received investor funds in accordance with the following procedures.

     (a) Pending receipt of the Minimum Subscription Amount (subject to the additional restrictions with respect to Pennsylvania and Iowa residents as set forth in The Dealer-Manager Agreement), you shall promptly, on receipt of any and all checks, drafts, and money orders received from prospective purchasers of Units, transmit the same together with the original executed Subscription Agreement to the Dealer-Manager by the end of the next business day following receipt of the check, draft, or money order by you. By the end of the next business day following receipt of the check, draft, or money order and original executed Subscription Agreement by the Dealer-Manager, the Dealer-Manager shall transmit the check, draft, or money order and a copy of the executed Subscription Agreement to the escrow agent (the "Escrow Agent") under the Escrow Agreement, and the original executed Subscription Agreement and a copy of the check, draft, or money order to the Partnership.

     (b) On receipt by you of notice from the Partnership or the Dealer-Manager that the Minimum Subscription Amount (subject to the additional restrictions with respect to Pennsylvania and Iowa residents as set forth in The Dealer-Manager Agreement) has been received, you agree that all subscribers thereafter may be instructed, in the Partnership's sole discretion, to make their checks, drafts, or money orders payable solely to "Lease Equity Appreciation Fund I, L.P. Subscription Account"

     Thereafter, you shall promptly, on receipt of any and all checks, drafts, and money orders received from prospective purchasers of Units, transmit the same together with the original executed Subscription Agreement to the Dealer-Manager by the end of the next business day following receipt of the check, draft, or money order by you. By the end of the next business day following receipt of the check, draft, or money order and original executed Subscription Agreement by the Dealer-Manager, the Dealer-Manager shall transmit the check, draft, or money order and the original executed Subscription Agreement to the Partnership.

12. Parties. This Agreement shall inure to the benefit of and be binding upon you, the Dealer-Manager, and any respective successors and assigns. This Agreement shall also inure to the benefit of the indemnified parties, their successors and assigns. This Agreement is intended to be and is for the sole and exclusive benefit of the parties hereto, and their respective successors and assigns, and the indemnified parties and their successors and assigns, and for the benefit of no other person. No other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement. No purchaser of any of the Units from you shall be construed a successor or assign merely by reason of such purchase.

13. Relationship. You are not authorized to hold yourself out as agent of the Dealer-Manager, the General Partner, the Partnership or of any other Selling Dealer. This Agreement shall not constitute you a partner of the General Partner, the Dealer-Manager, the Partnership or of any other Selling Dealer, nor render the General Partner, the Dealer-Manager, the Partnership or any general partner thereof, or any other Selling Dealer liable for any of your obligations.

14. Effective Date. This Agreement is made effective between the parties as of the date accepted by you as indicated by your signature to this Agreement.

15. Entire Agreement, Waiver. This Agreement constitutes the entire agreement between the parties to this Agreement and shall not be amended or modified in any way except by subsequent agreement executed

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     in writing, and no party shall be liable or bound to the other by any agreement, except as specifically set forth in this Agreement. Any party to this Agreement may waive, but only in writing, any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of the term or condition, nor shall any failure to enforce any provision of this Agreement operate as a waiver of the provision or any other provision of this Agreement.

16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

17. Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any communications from you shall be addressed to the Dealer-Manager at P.O. Box 926, Coraopolis, Pennsylvania 15108-0926; Telecopy: (412) 262-2820. Any notice from the Dealer-Manager to you shall be deemed to have been duly given if mailed, telecopied or telegraphed to you at your address shown below.

18. Acceptance. Please confirm your agreement to become a Selling Dealer under the terms and conditions set forth above by signing and returning the enclosed duplicate copy of this Agreement to us at the address set forth above.

                                                            Sincerely,
                                                  , 2002    ANTHEM SECURITIES, INC.
                                                            By:
                                                            Name:
                                                            Its:


ACCEPTANCE:

   We accept your invitation to become a Selling Dealer under the terms and conditions set forth in the above Agreement and confirm that all of the representations and warranties therein concerning a Selling Dealer are true and correct with respect to us. We hereby acknowledge receipt of copies of the Prospectus and a copy of the Dealer-Manager Agreement referred to above.


_________________________________________________ , 2002    ______________________________________________________________________ ,
                                                            a(n)                                                       corporation,
ATTEST:
                                                            By:
(SEAL)                                         Secretary    ___________________________________________________________ , President
                                                            (Address) _____________________________________________________________
                                                            _______________________________________________________________________
                                                            _______________________________________________________________________



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